Exhibit 10.1

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EMPLOYMENT AGREEMENT

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THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 7th day of October 2006, by and between WORLDWIDE WYNN, LLC (“Employer”) and LINDA C. CHEN (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, and engaged in the business of furnishing management personnel to affiliated casino resort enterprises throughout the world; and,

WHEREAS, Employee is a party to that certain Employment Agreement dated as of August 31, 2005 (the “2005 Employment Agreement”) with Worldwide Wynn, LLC (“WWW”);

WHEREAS, Employee and WWW have agreed to terminate the 2005 Employment Agreement in order to permit Employer and Employee to enter into this Agreement;

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee is an adult individual residing at 2309 Whispering Hills Circle, Las Vegas, Nevada 89117; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1.          DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

(a)         “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b)         “Anniversary” - means each anniversary date of the Effective Date during the Term of this Agreement (as defined in paragraph 5 hereof).

(c)	“Benefits Date" – means June 3, 2002.

(d)	“Cause” - means

(i)          the willful destruction by Employee of the property of Employer or an Affiliate of Employer having a material value to Employer or such Affiliate;

(ii)         fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate of Employer);

(iii)        Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate of Employer);

(iv)        Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors or the board of directors of Wynn Resorts, Limited (“WRL”), that is not cured within fifteen (15) days after Employee has received written notice thereof from either board;

(v)         a willful and knowing material misrepresentation to Employer’s Board of Directors or and WRL’s board of directors;

(vi)        a willful violation of a material policy of Employer, which does or could result in material harm to i) Employer or its Affiliates, or ii) Employer’s or its Affiliates’ reputation; or

(vii)       Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer or an Affiliate of Employer,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(e)         “Change of Control” - means the occurrence, after the Effective Date, of any of the following events:

(i)          any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WRL, or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii)         the individuals who, as of the Effective Date, are members of the WRL board of directors (the "Existing Directors") cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the WRL board of directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)        the consummation of (x) a merger, consolidation or reorganization to which Employer is a party, whether or not Employer is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer, in one transaction or a series of related transactions, to any Person other than Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a "Transaction") does not otherwise result in a "Change of Control" pursuant to subparagraph (i) of this definition of "Change of Control"; provided, however, that no such Transaction shall constitute a "Change of Control" under this subparagraph (iii) if the Persons who were the stockholders of Employer immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in Employer immediately before such Transaction.

For purposes of the foregoing definition of “Change of Control,” the term “Excluded Stockholder” means Stephen A. Wynn, the spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

(f)          “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s disability plan or plans.

(g)         “Confidential Information” - means any information that is possessed or developed by or for Employer or its Affiliates and which relates to the Employer’s or its Affiliates’ existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or its Affiliates, or which Employer or its Affiliates seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or its Affiliates, and any other proprietary material of Employer or its Affiliates, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or its Affiliates has an obligation to treat as confidential.

(h)	“Effective Date” - means August 1, 2006.

(i)           “Good Reason” - means the occurrence, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)          Employer or an Affiliate of Employer reduces Employee’s Base Salary (as defined in Subparagraph 7(a) below);

(ii)         Employer discontinues its bonus plan in which Employee participates as in effect without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii)        Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided;

(iv)       Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported; or

(v)         the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(j)          “Separation Payment” – means a lump sum equal to Employee’s compensation as set forth in Subparagraphs 7(a) of this Agreement for the remainder of the Term, but not less than one (1) year of Base Salary, and a pro-rated amount of any bonuses that might otherwise have been paid to Employee under Subparagraph 7(b) for any bonus periods that would have concluded during the remainder of the Term plus any Gross-Up Payment required by Exhibit 1 to this Agreement, which is incorporated herein by reference..

(k)         “Trade Secrets” - means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

(l)          “Work of Authorship” - means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2.          BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in paragraph 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood that, prior to a Change in Control, no change in Employee’s titles or reporting responsibilities shall in itself be a basis for finding a material reduction in the level of duties.

3.          DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Operating Officer of Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine, including, but not limited to (i) the efficient and continuous operation of Employer and Employer’s Affiliates, (ii) the preparation of relevant budgets and allocation or relevant funds, (iii) the selection and delegation of duties and responsibilities of subordinates, (iv) the direction, review and oversight of all programs and projects under Employee’s supervision, (v) travel between the United States and Asia on a periodic basis to oversee the international marketing operations of the Employer and its Affiliates, and (v) and such other and further duties specifically related to such duties as assigned by Employer to Employee. The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder. Specifically, Employee shall perform such duties assigned to her as are generally associated with the position of (a) Chief Operating Officer of Wynn Resorts (Macau) S.A. (“Wynn Macau”), and (b) President of Wynn International Marketing, Ltd.

4.          ACCEPTANCE OF EMPLOYMENT/TERMINATION OF 2005 EMPLOYMENT AGREEMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates.

As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements (including, but not limited to, the 2005 Employment Agreement), change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

5.          TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of five (5) years commencing as of the Effective Date of this Agreement and terminating on the fifth Anniversary Date of the Effective Date.

Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

6.          SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of paragraph 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a)	the death of Employee;

(b)         the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c)         the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d)      the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, within ten (10) calendar days after such notice, Employer must tender the Separation Payment to Employee;

(e)      the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, within ten (10) days after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee;

(f)       at Employee’s sole election in writing as provided in paragraph 16 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within ten (10) calendar days after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment to Employee; or

(g)      the giving of written notice by Employer to Employee of the termination of this Agreement following a termination of Employee’s License (as defined in Subparagraph 8(b) of this Agreement).

In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(a), (b), (c) or (g), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date. In the event of a termination of this Agreement pursuant to the provisions of Subparagraph (d), (e) or (f), Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter. Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer. The health benefits provided under this Paragraph 6 shall continue until the earlier of (x) the expiration of the period for which the Separation Payment is paid, (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 6 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 6, the obligations of Employer and its Affiliates under this Paragraph 6 shall be conditioned upon Employee’s timely making such an election. In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 6, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

7.          COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee's full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a)        BASE SALARY. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary (the “Base Salary”) at the rate of One Million Dollars ($1,000,000.00) per annum payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subparagraphs 7(b) through (f) of this Agreement. Employee’s Base Salary shall be subject to merit reviews on each Anniversary Date of this Agreement and may be increased, but not decreased, as a result of such merit reviews.

(b)         BONUS COMPENSATION. Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole, exclusive and unreviewable discretion, may determine. For the fiscal year 2006 and thereafter Employee shall participate in the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers.

(c)         EMPLOYEE BENEFIT PLANS. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, stock option plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s executives during the Term. Unless prohibited by law or the terms of the applicable plan, Employee’s eligibility for medical and/or hospitalization benefits shall commence on the Effective Date of this Agreement. Nothing in this Agreement shall limit Employer’s or its Affiliates’ ability to adopt, amend or terminate any such benefit plans at any time prior to a Change of Control.

(d)        EXPENSE REIMBURSEMENT. During the Term and provided the same are authorized by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) gift and travel expenses, (iii) dues and expenses of membership in clubs, professional societies and fraternal organizations (upon Employer’s prior written approval), and (iv) the like. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to entitle Employer to a deduction for such expenses.

(e)        VACATIONS AND HOLIDAYS. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy therefor, but in no event less than three (3) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy therefor.

(f)          MACAU EXPENSES. At Employer’s request, Employee has agreed to relocate her household to Macau, Special Administrative Region of the People’s Republic of China (“Macau”), for such period of time as determined by Employer. During such period that Employee is assigned to have her primary place of business in Macau, Employer agrees to provide Employee at Employer’s sole cost and expense housing for Employee and her immediate family and the use of one luxury automobile in Macau, at a standard that is suitable for a person holding Employee’s position.

(g)         WITHHOLDINGS. All compensation to Employee identified in Subparagraphs 8(a), (b) and (e) shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

(h)         BENEFITS DATE. Employee's Benefits Date shall be used for determining Employee’s other benefits.

(i)          EQUITY GRANT. Management of the Employer shall recommend to the Compensation Committee of the Board of Directors of Wynn Resorts, Limited the following: (i) that Employee be granted 100,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2002 Stock Incentive Plan, (ii) that such grant of restricted stock vest in its entirety six years after the date of grant and (iii) that in the event the Employee is terminated without Cause, the grant will vest pro rata on an monthly basis from the date of grant to the effective date of Employee’s termination of employment. Upon approval of the grant by the Compensation Committee the Employer and Wynn Resorts, Limited will enter into a separate restricted stock agreement incorporating such terms and conditions.

8.	LICENSING REQUIREMENTS.

(a)        Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Gaming Authorities”) pursuant to the provisions of the applicable gaming regulatory statutes and the regulations promulgated thereunder (the “Gaming Laws”). Employer and Employee hereby covenant and agree to use their best efforts, at Employer’s sole cost and expense, to obtain any and all approvals required by the Gaming Laws. In the event that (i) an approval of this Agreement by the Gaming Authorities is required for Employee to carry out her duties and responsibilities set forth in paragraph 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Gaming Authorities, then this Agreement shall immediately terminate and shall be null and void.

(b)        Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval as issued by the Gaming Authorities pursuant to the terms of the applicable Gaming Laws and as otherwise required by this Agreement (the “License”). In the event Employee fails to apply for and secure, or the Gaming Authorities refuse to issue or renew, or revoke or suspend any required License, then Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections, secure the Gaming Authorities’ approval, or reinstate the License, respectively. The foregoing notwithstanding, if the source of the objections or the Gaming Authorities’ refusal to renew the License or their imposition of disciplinary action against Employee is any of the events described in Subparagraph 1(d) of this Agreement, then Employer’s obligations under this paragraph 8 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this paragraph 8.

(c)         Employer and Employee hereby covenant and agree that the provisions of this paragraph 8 shall apply in the event Employee’s duties require that Employee also be licensed by such relevant governmental agencies other than the Gaming Authorities.

9.	CONFIDENTIALITY.

(a)      Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer or its Affiliate.

(b)        Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliate’s business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

(c)         Upon termination of Employee’s employment with Employer, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

(d)         Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event, Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(e)         The obligations of this paragraph 9 are continuing and shall survive the termination of Employee’s employment with Employer.

10.	RESTRICTIVE COVENANT/NO SOLICITATION.

(a)         Employee hereby covenants and agrees that, during the remainder of the Term, notwithstanding a termination of this Agreement under paragraph 6, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any gaming or hotel business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or have publicly announced a plan for gaming or hotel operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this paragraph 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b)         Employee hereby further covenants and agrees that, for the period described in Subparagraph 10(a), Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan gaming or hotel operations.

(c)       Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 10 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 10 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 10 within the maximum time, geographical or other limitations permitted by Nevada law.

11.        BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

12.        SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

13.        ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this paragraph 13 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement to any of its Affiliates, provided that this agreement shall be reassigned to Employer upon a sale of that Affiliate or substantially all of that Affiliate’s assets to an unaffiliated third party, provided further that, in any event, Employer shall have the right to assign this Agreement to any successor of Employer that is not an affiliate of Employer.

14.        AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

15.        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction where Employer’s principal place of business is located in effect on the Effective Date of this Agreement.

16.        NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Worldwide Wynn, LLC 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109

WITH A COPY THAT SHALL NOT BE NOTICE TO:	Wynn Resorts, Limited 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: Legal Department

TO EMPLOYEE:	Linda C. Chen 2309 Whispering Hills Circle Las Vegas, NV 89117

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this paragraph 16.

17.        INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

18.        SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

19.        DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the covenants in paragraph 9 or 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in the state and county where Employer’s or its applicable Affiliate’s principal place of business is located, any and all claims, disputes, or controversies arising between the parties regarding any of the terms of this Agreement or the breach thereof, shall, on the written demand of either of the parties, be submitted to and be determined by final and binding arbitration held in the local jurisdiction where Employer’s or Employer’s Affiliate’s principal place of business is located, in accordance with Employer’s or Employer’s Affiliate’s arbitration policy governing employment disputes. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

20.        WAIVER. None of the terms of this Agreement, including this paragraph 21, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21.        PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WORLDWIDE WYNN, LLC	EMPLOYEE

By: /s/ Marc Schorr	/s/ Linda C. Chen
Marc Schorr	Linda C. Chen
President

EXHIBIT 1

Indemnification and Gross-Up for Excise Taxes

(a)        Employer shall indemnify and hold Employee harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney's fees and costs) which Employee may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local income tax law (the "Excise Tax"), to the end that Employee shall be placed in the same tax position with respect to the Severance Payment under Employee’s Employment Agreement and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. In furtherance of such indemnification, Employer shall pay to Employee a payment (the "Gross-Up Payment") in an amount such that, after payment by Employee of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of Employee’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), Employee shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. When Employer pays Employee’s Severance Payment, it shall also pay to Employee a Gross-Up Payment for the Severance Payment and any other payments in the nature of compensation that Employer determines are "excess parachute payments" under Section 280G(b)(1) of the Code ("Excess Parachute Payments"). If, through a determination of the Internal Revenue Service or any state or local taxing authority (a "Taxing Authority"), or a judgment of any court, Employee becomes liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, Employer shall pay Employee an additional Gross-Up Payment to make Employee whole for such additional Excise Tax; provided, however, that, pursuant to Section (c) of this Exhibit 1, Employer shall have the right to require Employee to protest, contest, or appeal any such determination or judgment. For purposes of this Exhibit 1, any amount that Employer is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to Employee.

(b)        Upon payment to Employee of a Gross-Up Payment, Employer shall provide Employee with a written statement showing Employer's computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth Employer's determination of the amount of gross income Employee is required to recognize as a result of such payments and Employee’s liability for the Excise Tax. Employee shall cause his or her federal, state, and local income tax returns for the period in which Employee receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such filing, Employee shall certify in writing to Employer that such returns have been so prepared and filed.

Notwithstanding the provisions of Section (a) of this Exhibit 1, Employer shall not be obligated to indemnify Employee from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorney's fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this Section (b).

(c)        If any controversy arises between Employee and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment Employee receives from Employer as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a "Controversy"), Employer shall have the right to participate with Employee in the handling of such Controversy. Employer shall have the right, solely with respect to a Controversy, to direct Employee to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and Employee shall not take any of such steps without the prior written approval of Employer, which Employer shall not unreasonably withhold. If Employer so elects, Employee shall be represented in any Controversy by attorneys, accountants, and other advisors selected by Employer, and Employer shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability Employee may incur as a result of such payment. Employee shall promptly notify Employer of any communication with a Taxing Authority, and Employee shall promptly furnish to Employer copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. Employee shall cooperate fully with Employer in the handling of any Controversy by furnishing Employer any information or documentation relating to or bearing upon the Controversy; provided, however, that Employee shall not be obligated to furnish to Employer copies of any portion of his or her tax returns which do not bear upon, and are not affected by, the Controversy.

(d)        Employee shall pay over to Employer, within ten (10) days after receipt thereof, any refund Employee receive from any Taxing Authority of all or any portion of the Gross-Up Payment or the Excise Tax, together with any interest Employee receive from such Taxing Authority on such refund. For purposes of this Section (d), a reduction in Employee’s tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If Employee would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, Employee shall pay the amount of such offset over to Employer, together with the amount of interest Employee would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

____________________________________________

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WORLDWIDE WYNN, LLC

(“Employer”)

- and -

LINDA C. CHEN

(“Employee”)

____________________________________________

DATED: as of October 27, 2006

____________________________________________